                                                                     EXHIBIT 4.5

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED OR DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE OR SUCH SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, EXCEPT IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSACTION IS NOT REQUIRED TO BE REGISTERED UNDER SUCH ACT.

                       ECHOSTAR COMMUNICATIONS CORPORATION

                                  $500,000,000

                 CONVERTIBLE SUBORDINATED NOTE DUE JULY 21, 2010



         ECHOSTAR COMMUNICATIONS CORPORATION, a Nevada corporation (the "Company"), for value received, hereby promises to pay to SBC COMMUNICATIONS INC., a Delaware corporation, or its successors and permitted assigns (the "Holder"), the principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000), on July 21, 2010 (the "Maturity Date") and to pay interest thereon, from July 21, 2003 or the most recent interest payment date on which interest has been paid to the Maturity Date, semiannually on June 30 and December 31 in each year and on the Maturity Date, commencing December 31, 2003, at the rate of 3% per annum. The Company will pay interest on any overdue principal and on any overdue installments of interest (without regard to any applicable grace period) at a rate of 10%, compounded semiannually.

         Payment of the principal amount of this Note, and interest thereon, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, by transfer to an account maintained by the Holder with a bank in the United States of America. Terms not defined elsewhere herein are defined in
Section 9.

         This Note has been executed, issued and delivered pursuant to the Investment Agreement, dated as of July 20, 2003 (the "Investment Agreement"), between the Company and the Holder.

         1. Conversion. (a) The Holder shall be entitled at any time prior to the Maturity Date (or, in the event this Note has been called for redemption or the Holder has exercised any of its rights pursuant to Section 3 below, then (only in respect of the principal amount to be redeemed or repurchased) until and including, but (unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be) not after, the close of business on the second Business Day next preceding the Redemption Date or the date of the Repurchase Notice, as the case may be) to convert this Note as a whole, or from time to time in part (in any principal amount that is an integral multiple of $50,000,000 or, if less, the aggregate principal amount outstanding), into newly issued, fully paid and nonassessable shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Company at the conversion price per share of Class A Common Stock issuable upon such conversion (each such share, a "Conversion Share" and such price per share, the "Conversion Price") in effect on the applicable Satisfaction Date (as herein defined), by delivering to the Company a written notice of its election to convert this Note (a "Conversion Notice"), specifying the principal amount to be converted. The Conversion Price on the date of the Investment Agreement was $72.82 (the "Initial Conversion Price"), and the Conversion Price in effect on the applicable Satisfaction Date shall be the Initial Conversion Price as it shall have been adjusted from time to time pursuant to Section 1(g).

         (b) In connection with any conversion:

             (i) The Company shall (A) if requested by the Holder, file or cause to be filed, on or prior to the twentieth day following the date of the Conversion Notice, or as soon thereafter as may be reasonably practicable, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") concerning the acquisition of securities pursuant to such conversion, (B) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information, so that the waiting period applicable to the acquisition of securities pursuant to such conversion under the HSR Act shall expire as soon as reasonably practicable, and (C) if requested by the Holder, request early termination of such waiting period. Nothing in this Section 1(b)(i) shall be deemed to require the Company to (A) waive any rights or agree to any limitation on its operations or to dispose of any securities or assets or collection of securities or assets, or (B) incur any material out-of-pocket costs other than attorneys' fees and disbursements, it being understood that all HSR Act filing fees shall be paid by the Holder.

             (ii) Promptly following its receipt of the Conversion Notice and from time to time thereafter, the Company shall take or cause to be taken all reasonable actions, and shall do or cause to be done, and shall assist and cooperate with the Holder in doing, all things reasonably necessary to effect the conversion in the most expeditious manner practicable, including attempting to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of any necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority. Nothing in this Section 1(b)(ii) shall be deemed to require the Company to (A) waive any rights or agree to any limitation on its operations or to dispose of any securities or assets or collection of securities or assets, or (B) incur any material out-of-pocket costs other than attorneys' fees and disbursements and any filing fees required to be paid by the Company by applicable law.

             (iii) Prior to the issuance and delivery of the Conversion Shares, the Company shall (A) effect and/or maintain such registrations with Governmental Authorities, and obtain such approvals by Governmental Authorities, as may be necessary under any United States federal or state law (including the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and state securities and "blue sky" laws), in each case to the extent necessary, and only to the extent necessary, for the Conversion Shares to be lawfully issued and delivered as provided herein and listed or qualified for quotation as contemplated by clause
         (B) of this subsection 1(b)(iii), and (B) cause the Conversion Shares to be qualified for quotation, subject to notice of issuance, on the Nasdaq Stock Market or such other inter-dealer quotation system, if any, on which the Class A Common Stock is then quoted or cause the Conversion Shares to be listed, subject to notice of issuance, on each national securities exchange on which the Class A Common Stock is listed or traded at the time of such delivery, in each case to the extent permitted by the rules of the Nasdaq Stock Market or such securities exchange, as the case may be.

             (iv) It shall be a condition precedent to the effectiveness of such conversion that (A) any waiting period applicable thereto under the HSR Act shall have elapsed or been terminated, and (B) any authorization, consent, order and approval of, or declaration or filing with, and any other waiting period imposed by, any Governmental Authority in connection therewith shall have been received or filed or shall have elapsed or been terminated, as the case may be. Not later than the second Business Day following the satisfaction of the foregoing conditions precedent (or, if no waiting period is applicable to the conversion under the HSR Act and no authorization, consent, order, approval, declaration, filing or other waiting period is required or imposed, then the third Business Day following the date of the Conversion Notice) (such second or third Business Day, as the case may be, the "Satisfaction Date"), the Company shall deliver to the Holder, upon the surrender of this Note, a certificate or certificates representing the Conversion Shares, registered in the name of the Holder or its designee and containing such legends as the Company and the Holder shall agree, and a replacement note identical to this Note but having a principal amount equal to the principal amount not theretofore converted, redeemed or repurchased (if any). Any conversion shall be deemed to have been made as of the applicable Satisfaction Date, and the Holder shall be treated for all purposes as the record holder of the Conversion Shares as of such Satisfaction Date.

         (c) The Company will not issue fractional Conversion Shares upon conversion of this Note. In lieu thereof, the Company will pay an amount in cash based upon the Daily Market Price per share of the Class A Common Stock on the trading day prior to the Satisfaction Date or, at its option, shall round up to the next higher whole share.

         (d) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, for the purpose of effecting the conversion of this Note, the maximum number of shares of Class A Common Stock then issuable upon the conversion of this Note.

         (e) Except as provided in the next sentence, the Company shall pay any and all transfer taxes, stamp taxes and similar taxes and duties that may be payable in respect of the issue or delivery of Conversion Shares on conversion of this Note. The Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the Holder, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

         (f) The Company agrees that all shares of Class A Common Stock which may be delivered upon conversion of this Note, upon such delivery, shall have been duly authorized and validly issued and shall be fully paid and nonassessable (and shall be issued out of the Company's authorized but unissued Class A Common Stock) .

         (g) The Conversion Price in effect on the date of any Conversion Notice shall reflect any and all adjustments to the Initial Conversion Price effected on or following the date of the Investment Agreement and on or prior to the applicable Satisfaction Date, in accordance with the following provisions:

             (i) In case the Company shall (1) pay a dividend in shares of Class A Common Stock to all holders of Class A Common Stock, (2) make a distribution in shares of Class A Common Stock to all holders of Class A Common Stock, (3) subdivide its outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock or (4) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder shall upon the conversion of this Note be entitled to receive the number of shares of Class A Common Stock which the Holder would have owned immediately following such action had the Note been converted immediately prior thereto. Any adjustment made pursuant to this subsection 1(g)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

             (ii) In case the Company shall issue rights or warrants to all or substantially all holders of Class A Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of Class A Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of Class A Common Stock (or securities convertible into Class A Common Stock) at a price per share less than the current market price (as determined pursuant to subsection 1(g)(vi)) of the Class A Common Stock on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such record date, plus the number of shares of Class A Common Stock which the aggregate offering price of the offered shares of Class A Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price, and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall become effective immediately after such record date.

             (iii) In case the Company shall distribute to all or substantially all holders of Class A Common Stock shares of Capital Stock of the Company other than Class A Common Stock, evidences of Indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to all or substantially all holders of Class A Common Stock, rights or warrants to subscribe for securities (other than those referred to in subsection 1(g)(ii)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors or a duly authorized committee thereof, whose determination shall be conclusive evidence of such fair market value and described in a Board Resolution) of the portion of shares of Capital Stock, evidences of Indebtedness or other assets so distributed in respect of, or of such rights or warrants applicable to, one share of Class A Common Stock, and of which the denominator shall be such current market price of the Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of Class A Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Company shall distribute rights or warrants (other than those referred to in subsection 1(g)(ii)) ("Rights") pro rata to holders of Class A Common Stock, the Company may, in lieu of making any adjustment pursuant to this subsection 1(g)(iii), make proper provision so that if the applicable Satisfaction Date occurs after the record date for such distribution and prior to the expiration or redemption of the Rights the Holder shall be entitled to receive upon such conversion, in addition to the Conversion Shares, a number of Rights to be determined as follows: (i) if the Satisfaction Date occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the Satisfaction Date in accordance with the terms and provisions of and applicable to the Rights; and (ii) if the Satisfaction Date occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Class A Common Stock into which the principal amount of the Note so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

             (iv) In case the Company shall, by dividend or otherwise, at any time distribute to all or substantially all holders of its Class A Common Stock cash (including any distributions of cash out of current or retained earnings of the Company but excluding any cash that is distributed as part of a distribution requiring a Conversion Price adjustment pursuant to subsection 1(g)(iii)) in an aggregate amount that, together with the sum of (x) the aggregate amount of any other distributions to all or substantially all holders of its Class A Common Stock made in cash plus (y) all Excess Payments, in each case made within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution (the "Distribution Record Date") and in respect of which no Conversion Price adjustment pursuant to subsection 1(g)(iii) or 1(g)(v) or this subsection 1(g)(iv) has been made, exceeds 10% of the product of the current market price per share (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Distribution Record Date times the number of shares of Class A Common Stock outstanding on the Distribution Record Date (excluding shares held in the treasury of the Company), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subsection 1(g)(iv) by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Distribution Record Date less the amount of such cash distributions and Excess Payments applicable to one share (based on the pro rata portion of the aggregate amount of such cash distributions and Excess Payments, divided by the number of shares of Class A Common Stock outstanding on the Distribution Record Date) of Class A Common Stock and the denominator shall be such current market price per share

         (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Distribution Record Date, such reduction to become effective immediately prior to the opening of business on the day following the Distribution Record Date.

             (v) In case a tender offer or other negotiated transaction made by the Company or any Subsidiary for all or any portion of the Class A Common Stock shall be consummated, if an Excess Payment is made in respect of such tender offer or negotiated transaction and the amount of such Excess Payment, together with the sum of (x) the aggregate amount of all Excess Payments plus (y) the aggregate amount of all distributions to all or substantially all holders of the Class A Common Stock made in cash (specifically including distributions of cash out of current or retained earnings), in each case made within the 12 months preceding the date of payment of such current negotiated transaction consideration or expiration of such current tender offer, as the case may be (any such date, the "Tender Payment Date"), and as to which no adjustment pursuant to subsection 1(g)(iii) or 1(g)(iv) or this subsection 1(g)(v) has been made, exceeds 10% of the product of the current market price per share (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Tender Payment Date times the number of shares of Class A Common Stock outstanding (including any acquired shares but excluding any shares held in the treasury of the Company) on the Tender Payment Date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subsection 1(g)(v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Tender Payment Date less the amount of such Excess Payments and such cash distributions, if any, applicable to one share (based on the pro rata portion of the aggregate amount of such Excess Payments and such cash distributions, divided by the number of shares of Class A Common Stock outstanding on the Tender Payment Date) of Class A Common Stock and the denominator shall be such current market price per share (determined as provided in subsection 1(g)(vi)) of the Class A Common Stock on the Tender Payment Date, such reduction to become effective immediately prior to the opening of business on the day following the Tender Payment Date.

             (vi) The current market price per share of the Class A Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) ten consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination, or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or such warrants or such other distribution or such negotiated transaction through such last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination.

             (vii) In any case in which this Section 1(g) shall require that an adjustment be made immediately following a record date and the applicable Satisfaction Date occurs after such record date, the Company may elect to defer issuing to the Holder after such record date the shares of Class A Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the shares of Class A Common Stock and other Capital Stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

             (viii) No adjustment in the Conversion Price shall be required until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this subsection 1(g)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 1(g) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for rights to purchase Class A Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value or no par value of the Class A Common Stock.

             (ix) In the event that, as a result of an adjustment made pursuant to this Section 1(g), the Holder shall become entitled to receive any shares of Capital Stock of the Company other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of the Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 1(g). In the event that shares of Class A Common Stock are not delivered after the expiration of any of the rights or warrants referred to in subsection 1(g)(ii) and subsection 1(g)(iii), the Conversion Price shall be readjusted to the Conversion Price which would otherwise be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered.

             (x) The Company may make such reductions in the Conversion Price, in addition to those required by this Section 1(g), as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company to its stockholders will not be taxable to the recipients thereof.

             (xi) Whenever the Conversion Price is adjusted, the Company shall promptly mail to the Holder at the address set forth herein a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

         (h) In the event that:

             (i) the Company takes any action which would require an adjustment to the Conversion Price;

             (ii) the Company takes any action that would require a supplemental agreement pursuant to Section 1(i); or

             (iii) there is a dissolution or liquidation of the Company;

the Holder may wish to convert this Note into shares of Class A Common Stock prior to the record date for or the effective date of the transaction so that the Holder may receive the rights, warrants, securities or assets which a holder of shares of Class A Common Stock on that date may receive. Therefore, the Company shall mail to the Holder a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 15 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clauses
(i), (ii) or (iii) of this Section 1(h).

         (i) If any of the following shall occur, namely: (A) any reclassification or change in the Class A Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (B) any consolidation or merger to which the Company is a party, other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, the Class A Common Stock or (C) any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries (taken as a whole), then the Company, or such successor or transferee, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, execute and deliver an agreement to the Holder in form reasonably satisfactory to the Holder providing that the Holder shall have the right to convert this Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition by a holder of the number of shares of Class A Common Stock deliverable upon conversion of this
Note immediately prior to such reclassification, change, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition. Such agreement shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in Section 1(g).

         The foregoing, however, shall not in any way affect the right the Holder may otherwise have, pursuant to Section 1(g)(iii), to receive Rights upon conversion of this Note. If, in the case of any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the stock or other securities and property (including cash) receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities and property of a business entity other than the successor or transferee, as the case may be, in such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, then such supplemental agreement shall also be executed by such other business entity and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 1(i) shall similarly apply to successive consolidations, mergers, sales, assignments, transfers, leases, conveyances or other dispositions. In the event the Company shall execute a supplemental agreement pursuant to this
Section 1(i), the Company shall promptly deliver to the Holder of the Note an Officers' Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by the Holder upon the conversion of this Note after any such reclassification, change, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any adjustment to be made with respect thereto.

         2. Redemption. Prior to July 21, 2008, this Note shall not be redeemable at the Company's option. Beginning on July 21, 2008, the Company, at its option, shall be entitled to redeem this Note for cash at any time, as a whole, or from time to time in part (in any principal amount that is an integral multiple of not less than $50,000,000 or, if less, the aggregate principal amount outstanding), on the Redemption Date (as herein defined), at a price equal to 100% of the principal amount to be redeemed, together with accrued but unpaid interest thereon through the Redemption Date (if any) (the "Redemption Price"); provided that the Company shall not be entitled to redeem this Note to the extent that the Holder shall have duly delivered to the Company, on or prior to the close of business on the second Business Day next preceding the Redemption Date, a Conversion Notice relating to all or a portion of the principal amount hereof. Not fewer than 30 nor more than 60 days prior to the date on which redemption is to be effected (such date, the "Redemption Date"), the Company shall provide the Holder with written notice (a "Redemption Notice") of the Redemption Date and the principal amount to be redeemed, and this Note shall thereupon be due and payable at the Redemption Price at 3:00 p.m., Central time, on the Redemption Date, to the extent of the principal amount to be redeemed, except to the extent that the Holder shall have so delivered such a Conversion Notice. On the Redemption Date, the Company shall pay to the Holder, by transfer to an account maintained by the Holder with a bank in the United States of America specified to the Company in writing not fewer than five Business Days prior to the Redemption Date, the Redemption Price in respect of the principal amount to be redeemed and, in the case of a redemption in part, shall execute, issue and deliver to the

Holder a replacement note identical to this Note but having a principal amount equal to the principal amount hereof not theretofore converted, redeemed or repurchased. Upon the Holder's receipt of the Redemption Price (and, in the case of a redemption in part, such replacement note), this Note shall be deemed to be cancelled, and the Holder shall thereafter send this Note to the Company.

         3. Repurchase Rights. (a) At any time following any Repurchase Trigger Date, the Holder, at its option, shall be entitled to require the Company to repurchase this Note, as a whole, or from time to time in part (in any principal amount that is an integral multiple of $50,000,000 or, if less, the aggregate principal amount outstanding), at a price equal to 100% of the principal amount to be repurchased, together with accrued but unpaid interest thereon through the Repurchase Date (if any) (the "Repurchase Price"), by delivering to the Company a written notice (a "Repurchase Notice") of the exercise of its rights pursuant to this Section 3 specifying the principal amount to be repurchased. Prior to July 21, 2008, the Repurchase Notice shall be delivered not more than 60 days following the Holder's receipt of the Company Change in Control Notice (as herein defined). Upon delivery of the Repurchase Notice, this Note shall be due and payable at 3:00 p.m., Central time, on the 40th day following the date of the Repurchase Notice (the "Repurchase Date"), to the extent of the principal amount to be repurchased. On the Repurchase Date, the Company shall pay to the Holder, by transfer to an account maintained by the Holder with a bank in the United State of America specified to the Company in writing not fewer than five Business Days prior to the Repurchase Date, the Repurchase Price in respect of the principal amount to be repurchased and, in the case of a repurchase in part, shall execute, issue and deliver to the Holder a replacement note identical to this Note but having a principal amount equal to the principal amount hereof not theretofore converted, redeemed or repurchased. Upon the Holder's receipt of the Repurchase Price (and, in the case of a repurchase in part, such replacement note), this Note shall be deemed to be cancelled, and the Holder shall send this Note to the Company.

         (b) Not later than 40 days following the occurrence of a Company Change in Control, the Company shall deliver to the Holder a written notice (a "Company Change in Control Notice") stating that a Company Change in Control has occurred.

         4. Covenants. The Company covenants and agrees with the Holder that:

         (a) The Company shall duly and punctually pay the principal of and interest on this Note in accordance herewith, and perform and discharge its other obligations pursuant hereto.

         (b) Subject to Section 5, to the extent permitted by law, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Subsidiary of the Company in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory), licenses and franchises of the Company;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Subsidiary, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

         5. Consolidation, Merger, Etc. The Company shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (taken as a whole) in one or more related transactions to another corporation, Person or entity unless:

         (a) the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under this Note, including the conversion and repurchase rights provided herein, pursuant to an agreement in form and substance reasonably satisfactory to the Holder; and

         (c) immediately after such transaction no Default or Event of Default shall exist.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries (taken as a whole) in accordance with
Section 5, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for and may exercise every right and power of, the Company under this Note with the same effect as if such successor has been named as the Company herein; provided that the Company, as predecessor in the case of any sale, assignment, transfer, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of and interest on this Note.

         6.  Events of Default. (a) An "Event of Default" shall occur if:

             (i) the Company defaults in the payment of any amount due and payable on this Note when the same becomes due and payable at the Maturity Date, any interest payment date, any Redemption Date or Repurchase Date or otherwise; provided that no Event of Default shall occur with respect to a default in the payment of interest on this Note unless such default shall continue for a period of 30 days after the date such interest payment is due and payable;

             (ii) the Company fails to observe or perform for a period of 30 days after written notice from the Holder to the Company stating that such notice is a

         "Notice of Default" any covenant or agreement contained in Section 3(b) or Section 5;

             (iii) the Company fails to observe or perform any other covenant or agreement contained in this Note, required by it to be performed (other than the covenant to duly and punctually pay the principal of and interest on this Note) and such Default continues for a period of 60 days after written notice from the Holder to the Company stating that such notice is a "Notice of Default";

             (iv) the Company or any of its Significant Subsidiaries defaults under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries, which Indebtedness has been either (A) offered or sold through a public offering or resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, or
         (B) incurred in connection with the Company's main unsecured revolving credit facility (if any), whether, in any such case described by clause
         (A) or (B), such Indebtedness now exists or is created after the issuance of this Note, and which default:

                  (A) is caused by a failure to pay when due principal of or interest on such Indebtedness within the grace period provided for in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default"); or

                  (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described in this subsection 6(iv) under which there is a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

             (v) the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                  (A) commences a voluntary case;

                  (B) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

                  (C) consents to the appointment of a Custodian of it or for all or substantially all of its property;

                  (D) makes a general assignment for the benefit of its
                      creditors; or

                  (E) generally is unable to pay its debts as the same become due; or

             (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against the Company or any of its
                      Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

                  (B) appoints a Custodian of the Company or any of its
                      Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of its property; or

                  (C) orders the liquidation of the Company or any of its
                      Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

         (b) If an Event of Default (other than an Event of Default specified in clauses (v) or (vi) of Section 6(a)) occurs and is continuing, the Holder may declare the principal amount of this Note together with accrued but unpaid interest thereon (if any) to be due and payable immediately. If an Event of Default specified in clauses (v) or (vi) of Section 6(a) occurs, such an amount shall ipso facto become and be immediately due and payable without any other act on the part of the Holder. If this Note shall have been declared due and payable as a result of the acceleration of Indebtedness prior to its Maturity Date pursuant to subsection 6(a)(iv)(B), such declaration shall be automatically rescinded if the acceleration of such Indebtedness has been rescinded or annulled within 30 days after such acceleration in accordance with the mortgage, indenture or instrument under which it was issued and (A) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (B) if all existing Events of Default have been cured or waived except nonpayment of the principal amount of or interest on this Note that has become due solely because of the acceleration of this Note.

         (c) If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of the principal amount on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

         (d) The Holder may waive an existing Default or Event of Default and its consequences. When a Default or Event of Default is waived, it is cured and ceases, except as set forth in such waiver; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         7. Subordination.

         (a) Agreement To Subordinate and Ranking. The Company, for itself and its successors, and the Holder, by its acceptance of this Note, agree that the payment of the principal of or interest on or any other amounts due on this Note is subordinated in right and priority of payment, to the extent and in the manner stated in this Section 7, to the prior payment in full of all existing and future Senior Debt. This Note shall rank pari passu with, and shall not be senior in right of payment to such other Indebtedness of the Company whether outstanding on the date of issuance of this Note or hereafter created, incurred, issued or guaranteed by the Company, whenever the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness ranks pari passu with this Note. The Notes shall rank pari passu with the 1999 Convertible Notes and the 2001 Convertible Notes.

         (b) No Payment On Note If Senior Debt In Default. Anything in this Note to the contrary notwithstanding, no payment on account of principal of or redemption of, interest on or other amounts due on this Note, and no redemption, repurchase, or other acquisition of this Note, shall be made by or on behalf of the Company (i) unless full payment of amounts then due for principal and interest and of all other amounts then due on all Senior Debt has been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, (ii) if, at the time of such payment, redemption, repurchase or other acquisition, or immediately after giving effect thereto, there shall exist under any Senior Debt, or any agreement pursuant to which any Senior Debt is issued, any default, which default shall not have been cured or waived and which default shall have resulted in the full amount of such Senior Debt being declared due and payable or (iii) if, at the time of such payment, redemption, repurchase or other acquisition, the Holder shall have received written notice from any of the holders of Senior Debt or such holder's representative (a "Payment Blockage Notice") that there exists under such Senior Debt, or any agreement pursuant to which such Senior Debt is issued, any default, which default shall not have been cured or waived, permitting the holders thereof to declare any amounts of such Senior Debt due and payable, but only for the period (the "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice and ending (unless earlier terminated by notice given to the Holder by the holders of such Senior Debt) on the earlier of (a) the date on which such event of default shall have been cured or waived or (b) 180 days from the receipt of the Payment Blockage Notice. Upon termination of the Payment Blockage Period, payments on account of principal of or interest on this Note (other than, subject to subsection 7(c) hereof, amounts due and payable by reason of the acceleration of the maturity of this Note) and redemptions, repurchases or other acquisitions may be made by or on behalf of the Company. Notwithstanding anything herein to the contrary, (x) only one Payment

Blockage Notice may be given during any period of 360 consecutive days with respect to the same event of default or any other events of default on the same issue of Senior Debt existing and known to the Person giving such notice at the time of such notice unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days and
(y) no new Payment Blockage Period may be commenced by the holder or holders of the same issue of Senior Debt or their representative or representatives during any period of 360 consecutive days unless all events of default which were the object of the immediately preceding Payment Blockage Notice, and any other event of default on the same issue of Senior Debt existing and known to the Person giving such notice at the time of such notice, have been cured or waived.

         In the event that, notwithstanding the provisions of this subsection 7(b), payments are made by or on behalf of the Company in contravention of the provisions of this subsection 7(b), such payments shall be held by the Holder in trust for the benefit of, and shall be paid over to and delivered to, the holders of Senior Debt or their representative or the trustee under the indenture or other agreement (if any), pursuant to which any instruments evidencing any Senior Debt may have been issued for application to the payment of all Senior Debt ratably according to the aggregate amounts remaining unpaid to the extent necessary to pay all Senior Debt in full in accordance with the terms of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

         The Company shall give prompt written notice to the Holder of any default or event of default under any Senior Debt or under any agreement pursuant to which any Senior Debt may have been issued.

         (c) Distribution On Acceleration Of Note; Dissolution and Reorganization; Subrogation Of Note.

             (i) If this Note is declared due and payable because of the occurrence of an Event of Default, the Company shall give prompt written notice to the holders of all Senior Debt or to the trustee(s) for such Senior Debt of such acceleration. The Company may not pay the principal of or interest on or any other amounts due on this Note until five days after such holders or trustee(s) of Senior Debt receive such notice and, thereafter, the Company may pay the principal of or interest on or any other amounts due on this Note only if the provisions of this Section 7 permit such payment.

             (ii) Upon (A) any acceleration of the principal amount due on this Note because of an Event of Default or (B) any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other dissolution, winding up, liquidation or reorganization of the Company):

                  (A) the holders of all Senior Debt shall first be entitled to receive payment in full of the principal thereof, the interest thereon and any other amounts due thereon before the Holder is entitled to receive payment on account of the principal of or interest on or any other amounts due on this Note;

                  (B) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this
                      Section 7 with respect to the Note, to the payment in full without diminution or modification by such plan of all Senior Debt), to which the Holder would be entitled except for the provisions of this Section 7, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution, directly to the holders of Senior Debt (or their representatives(s) or trustee(s) acting on their behalf), ratably according to the aggregate amounts remaining unpaid on account of the principal of or interest on and other amounts due on the Senior Debt held or represented by each, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

                  (C) in the event that, notwithstanding the foregoing, any
                      payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 7 with respect to the Note, to the payment in full without diminution or modification by such plan of Senior Debt), shall be received by the Holder before all Senior Debt is paid in full, such payment or distribution shall be held in trust for the benefit of, and be paid over to upon request by a holder of the Senior Debt, the holders of the Senior Debt remaining unpaid (or their representatives) or trustee(s) acting on their behalf, ratably as aforesaid, for application to the payment of such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

             Subject to the payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal of and interest on this Note shall be paid in full and, for purposes of such subrogation, no such payments or distributions to the holders of Senior Debt of cash, property or securities which otherwise would have been payable or distributable to the Holder shall, as between the Company, its creditors other than the holders of Senior Debt, and the Holder, be deemed to be a payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 7 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Debt, on the other hand.

             Nothing contained in this Section 7 or elsewhere in this Note is intended to or shall (i) impair, as between the Company and its creditors other than the holders of Senior Debt, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with the terms of this Note, (ii) affect the relative rights of the Holder and creditors of the Company other than holders of Senior Debt or, as between the Company and the Holder, the obligations of the Company to the Holder, or (iii) prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 7 of the holders of Senior Debt in respect of cash, property and securities of the Company received upon the exercise of any such remedy.

             Upon distribution of assets of the Company referred to in this
         Section 7, the Holder shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution to the Holder for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7. The Holder, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Debt.

             (iii) The provisions of this Section 7 shall not be applicable to any cash, properties or securities received by the Holder when received as a holder of Senior Debt and nothing in this Section 7 or elsewhere in this Note shall deprive the Holder of any of its rights as such a holder.

             (iv) The Company shall give prompt written notice to the Holder of any fact known to the Company which would prohibit the making by the

         Company of any payment of money to the Holder in respect of the Note pursuant to the provisions of this Section 7.

             The Holder shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of Senior Debt (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt (or a trustee on behalf of any such holder or holders). In the event that the Holder determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this
         Section 7, the Holder may request such Person to furnish evidence to the reasonable satisfaction of the Holder as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 7, and, if such evidence is not furnished, the Holder may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

         (d) Reliance By Senior Debt On Subordination Provisions. The Holder, by his acceptance of this Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration for each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt. Notice of any default in the payment of any Senior Debt, except as expressly stated in this Section 7, and notice of acceptance of the provisions hereof are hereby expressly waived. Except as otherwise expressly provided herein, no waiver, forbearance or release by any holder of Senior Debt under such Senior Debt or under this Section 7 shall constitute a release of any of the obligations or liabilities of the Holder provided in this Section 7.

         (e) No Waiver Of Subordination Provisions. Except as otherwise expressly provided herein, no right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

         Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of, or notice to, the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this
Section 7 or the obligations hereunder of the Holder to the holders of Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise dispose of any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company or any other Person.

         (f) Other Provisions Subject Hereto. Expect as expressly stated in this
Section 7, notwithstanding anything contained in this Note to the contrary, all the provisions of this Note are subject to the provisions of this Section 7. Notwithstanding the foregoing, the failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Section 7 shall not be construed as preventing the occurrence of an Event of Default under Section 6 hereof.

         8. Miscellaneous.

         (a) Absolute Obligation to Pay. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as herein provided. The Company shall not have any right to set off any payment of any amounts payable pursuant to this Note against any payment of amounts payable to the Holder or its Affiliates under any other agreement or instrument (collectively, "Other Amounts"), or set off any payment of any Other Amount against any payment of any amounts payable pursuant to this Note.

         (b) Assignment. Neither the Company nor the Holder may assign this Note without the prior written consent of the other and any attempted assignment by either the Company or the Holder without such written consent shall be null and void; provided that the Holder may, at any time and without the prior consent of the Company, assign this Note to any of the Holder's wholly-owned Subsidiaries; and, provided, further, that upon the termination of the Commercial Agreement in accordance with its terms, the Holder may, at any time thereafter and without the prior written consent of the Company, assign this Note to any Person in whole but not in part; and provided, further, that any subsequent assignee of this Note may only transfer this Note in whole but not in part. Upon notice to the Company of an assignment of this Note in accordance with the provisions hereof, the Company shall recognize such assignee as the Holder of this Note for all purposes hereof and such assignee shall be entitled to all rights, privileges and benefits received by the Holder under the terms of this Note.

         (c) Notices. In any case where any notice, approval, agreement or other communication is required or permitted to be given hereunder, such notice, approval, agreement or communication shall be in writing and deemed to have been duly given and delivered: (i) if delivered in person, on the date of such delivery; (ii) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (iii) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission; provided that notice is also sent on the same day by one of the methods set forth in (i) or (ii) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as designated from time to time in writing):

                 If to the Holder, to:

                 SBC Communications Inc.
                 175 Houston Street
                 San Antonio, TX  78205

                 Attn: James S. Kahan, Senior Executive Vice President - Corporate Development
                 Facsimile:  210-351-5034

                 with a copy to:

                 Senior Vice President and Assistant General Counsel - Corporate
                 Facsimile:  210-351-3257

                 and a copy (which shall not constitute notice) to:

                 Sullivan & Cromwell LLP
                 125 Broad Street
                 New York, New York 10004

                 Attn:  Joseph B. Frumkin
                 Facsimile:  212-558-3588

                 if to the Company, to:

                 Echostar Communications Corporation
                 5701 South Santa Fe Drive
                 Littleton, CO  80120

                 Attn: David K. Moskowitz, Senior Vice President and General Counsel
                 Facsimile:  303-723-1699

         (d) Governing Law; WAIVER OF JURY TRIAL.

             (i) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW

         YORK. Any suit, action or proceeding shall be brought against any of the Company or the Holder only in a federal court sitting in the Southern District of New York or New York state court situated in The Borough of Manhattan, The City of New York. Each of the Company and the Holder (by the Holder's acceptance hereof) irrevocably and unconditionally agrees: (A) to be subject to the jurisdiction of the courts of the State of New York situated in The Borough of Manhattan, The City of New York and of the federal courts sitting in the Southern District of New York and (B) (I) to the extent the Company or the Holder, as the case may be, is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as its agent for service of legal process, and
         (II) that service of process may also be made on the Company or Holder by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (A) (I) or (II) above shall have the same legal force and effect as if served upon the Holder or the Company, as the case may be, personally within the State of New York. Without limiting the generality of the foregoing, each of the Company and the Holder (by the Holder's acceptance hereof) agrees that service of process at the address referred to in subsection 8(c), together with written notice of such service to the Company or Holder, as the case may be, shall be deemed effective service of process.

             (ii) EACH OF THE COMPANY AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS
         NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE COMPANY AND THE HOLDER (BY SUCH ACCEPTANCE) IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE. THE COMPANY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE COMPANY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) THE COMPANY MAKES THIS WAIVER VOLUNTARILY. THE HOLDER (BY SUCH ACCEPTANCE) CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE HOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) THE HOLDER MAKES THIS WAIVER VOLUNTARILY.

         (e) Amendments and Waivers. Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Holder, or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by the Company or the Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         (f) Remedies Cumulative. Unless expressly provided otherwise herein, all rights and remedies granted to each of the Company and the Holder under this Note are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to the Company and the Holder at law.

         (g) Severability. The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Note, or the application thereof to any Person or circumstance, is invalid or unenforceable: (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Note and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         (h) Specific Performance. The parties agree that irreparable damage may occur if any provision of this Note were not performed in accordance with the terms hereof and that the Holder shall be entitled to seek an injunction or injunctions to prevent breaches of this Note or to enforce specifically the performance of the terms and provisions in addition to any other remedy to which the Holder is entitled at law in accordance with the terms set forth in this Note. The Holder shall be required to post any bond, guaranty or other surety in order to obtain any such injunction or specific performance.

         (i) Expenses; Waivers. If any action is instituted to collect or otherwise enforce this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

         (j) Successors and Assigns. Subject to the restrictions on assignment described in subsection 8(b), the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         (k) Principles of Construction. In this Note, unless otherwise expressly indicated or required by the context:

             (i) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. This Note has been drafted jointly by the Company and the Holder and shall not be construed against either the Company or the Holder as a result of any role the Company or the Holder, respectively, may have had in the drafting process.

             (ii) Any reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Note.

             (iii) Any reference in this Note to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Note to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms.

             (iv) Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

             (v) The words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term.

             (vi) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision hereof or thereof, as the case may be.

         9. Definitions. For purposes hereof:

         "1999 Convertible Notes" means the Company's 4 7/8% Convertible Subordinated Notes due 2007.

         "2001 Convertible Notes" means the Company's 5 3/4% Convertible Subordinated Notes due 2008.

         "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

         "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors or the protection of creditors.

         "Board of Directors" means the Board of Directors of the Company.

         "Board Resolution" means a duly authorized resolution of the Board of Directors or any duly authorized committee thereof.

         "Business Day" means any day that is not a Legal Holiday.

         "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

         "Commercial Agreement" means that certain agreement, dated as of July 20, 2003, entered into by SBC Communications Inc., EchoStar Satellite Corporation and the Company, relating to the provision, marketing, sale and distribution of a co-branded digital broadcast satellite service.

         "Company Change in Control" means: (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any Person other than the Principal or his Related Parties) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in the Company beneficially owned (as defined in Rule 13(d) (3) under the Exchange Act but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements), by such persons on the date of issuance of this Note (as adjusted for stock splits and dividends and other distributions payable in Equity Interests); or (b) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who: (a) was a member of such Board of Directors on the date of issuance of this Note; or (b) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

         "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Daily Market Price" means the price of a share of Class A Common Stock on the relevant date, determined: (a) on the basis of the last reported sale price regular way of the Class A Common Stock as reported on the Nasdaq Stock Market, or if the Class A Common Stock is not then listed on the Nasdaq Stock Market, as reported on such national securities exchange upon which the Class A Common Stock is listed, or (b) if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations regular way as so reported, or (c) if the Class A Common Stock is not listed on the Nasdaq Stock Market or on any national securities exchange, on the basis of the average of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Security Dealers Automated Quotation System, or if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into or exchangeable for Capital Stock.

         "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by the Company or any of its Subsidiaries with respect to shares of Class A Common Stock acquired in a tender offer or other negotiated transaction, over (B) the aggregate market value of such acquired shares after giving effect to the completion of such tender offer or other negotiated transaction.

         "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the date hereof and are applied on a consistent basis.

         "Governmental Authority" means any foreign, federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market.

         "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

         "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

         "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Officer's Certificate" means a certificate of the Company signed by any two of the Chairman of the Board, the chief executive officer, president, chief financial officer, treasurer or general counsel of the Company.

         "Person" means a natural person, corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any governmental entity, or any other entity or organization.

         "Principal" means Charles W. Ergen.

         "Related Party" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

         "Repurchase Trigger Date" means the earliest of (x) July 21, 2008; and
(y) the date on which a Company Change in Control shall first occur.

         "Senior Debt" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the date of issuance of this Note or hereafter created, incurred, assumed or guaranteed by the Company, for money borrowed from banks or other financial institutions; (ii) Indebtedness of the Company, whether outstanding on the date of issuance of this Note or hereafter created, incurred, assumed or guaranteed by the Company; and (iii) Indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements: unless, in the instrument creating or evidencing or pursuant to which Indebtedness under clause
(i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to this Note. Senior Debt includes, with respect to the obligations described in clauses (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness of the Company to a Subsidiary of the Company.

         "Significant Subsidiary" means any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date hereof.

         "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, issued and delivered.

Dated:  July 21, 2003

                                          ECHOSTAR COMMUNICATIONS CORPORATION

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:


Attest:




-----------------------------
Name:
Title: